Exhibit 5.2

Avocats à la Cour de Paris Solicitors of the Senior Courts of England and Wales	Linklaters LLP 25 rue de Marignan 75008 Paris Telephone (+33) 1 56 43 56 43 Facsimile (+33) 1 43 59 41 96 Palais J 030

The Issuers

c/o Compagnie Générale de Géophysique–Veritas

Tour Maine-Montparnasse

33, avenue du Maine

B.P. 191

75755 Paris Cedex 15

France

September 27, 2011

Our Ref              L-190656

Dear Sirs,

Compagnie Générale de Géophysique–Veritas (the “Company”) U.S.$650,000,000 6 1/2% Senior Notes due 2021 (the “New Notes”) guaranteed (the “New Guarantees”) by Sercel Inc., Sercel Canada Ltd., Sercel Australia Pty Ltd, CGG Canada Services Ltd., CGG Marine Resources Norge A/S, CGGVeritas Services Holding B.V., CGGVeritas Services Holding (UK) B.V., CGGVeritas Services Holding (U.S.) Inc., CGGVeritas Land (U.S.) Inc., CGGVeritas Services (U.S.) Inc., Veritas Investments Inc., Viking Maritime Inc., Veritas Geophysical (Mexico) LLC and Alitheia Resources Inc. (the “Guarantors” and together with the Company, the “Issuers”)

1

We have acted as French legal advisers to the Company in connection with the registration of the New Notes and the New Guarantees under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer by the Company to exchange the New Notes and the New Guarantees for U.S.$650,000,000 aggregate principal amount of the Company’s 6 1/2% senior notes due 2021 (the “Original Notes” and, together with the New Notes, the “Notes”) and the Guarantors’ guarantees thereof (the “Original Guarantees”), each of which were originally issued on May 31, 2011.

2	This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3	For the purpose of this opinion, we have examined and relied on the documents listed and, where appropriate, defined in the Schedule to this letter.

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4	We have assumed that:

4.1	Except in the case of the Company, all relevant documents are within the capacity and powers of, and have been validly authorised by, each party and that those documents have been or will be validly executed and delivered by the relevant party.

4.2	All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals of all documents examined by us are genuine.

5	In our opinion:

5.1	The Company is a société anonyme duly established and validly existing under the laws of the Republic of France and registered with the Registre du commerce et des sociétés of Paris.

5.2	The Company has the corporate power and authority to enter into and perform its obligations under the Indenture and to issue and perform its obligations under the New Notes and has taken all necessary action to authorise the entry into and the performance of its obligations under the Indenture and the issue and offering of the New Notes in exchange for the Original Notes, and the representatives of the Company named in paragraph 3 of the Schedule have the authority to execute, issue and deliver the New Notes in exchange for the Original Notes.

5.3	The Indenture has been duly authorized, executed and delivered by the Company.

6	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/    Séverin Robillard

Séverin Robillard

Avocat à la Cour

SCHEDULE

1	A certified copy of the statuts of the Company dated July 4, 2011.

2	A certified copy of extracts of the Minutes of the Board of Directors of the Company dated May 20, 2011, containing the resolution approving the issue of the Notes and delegating to the Directeur Général of the Company the power to determine the final conditions of the Notes.

3	A copy of a decision of Mr. Jean-Georges Malcor, Directeur Général of the Company, dated May 25, 2011, resolving upon the issue of and determining the final conditions of the Notes and delegating to Mr. Stéphane-Paul Frydman the power to sign the Indenture and take all action required in connection with the issue of the Notes.

4	An Extrait K-bis (Infogreffe) issued by the Registre du commerce et des sociétés relating to the Company, dated September 22, 2011.

5	A copy of the Offering Circular dated May 25, 2011 relating to the issue of the Original Notes.

6	A copy of the registration statement dated September 27, 2011 relating to the exchange of the New Notes and the New Guarantees for the Original Notes and the Original Guarantees (the “Registration Statement”).

7	An executed copy of the Indenture dated May 31, 2011 (the “Indenture”) among the Issuers and The Bank of New York Mellon Trust Company, National Association, as trustee, together with an authentication order signed by the Company, as provided in the Indenture.

8	A copy of the Officer’s Certificate dated May 31, 2011.

9	A copy of the Secretary’s Certificate dated May 31, 2011.

10	A copy of the Secretary’s Certificate dated September 27, 2011.